Exhibit 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.Ballyfitness.com Matt Messinger — Tel. (773) 864-6850

For Immediate Release
BALLY TOTAL FITNESS REPORTS ON RECENT DEVELOPMENTS
•	Company Obtains Forbearance Agreement from Senior Secured Lenders

•	Interest Payment on Senior Subordinated Notes Will Not be Made

•	Discussions with Noteholders Continue
CHICAGO, April 12, 2007 — Bally Total Fitness (NYSE:BFT), one of the largest operators of fitness centers in the U.S., today reported on recent developments.
The Company has obtained a forbearance agreement from the lenders under its $284 million senior secured credit facility. Under the agreement, the lenders have agreed, among other things, to forbear from exercising any remedies under their credit agreement as a result of defaults due to the Company’s inability to provide audited financial statements for the fiscal year ended December 31, 2006 and certain other financial information to the lenders. The lenders have also agreed not to exercise cross-default remedies as a result of defaults under the Company’s public indentures due to the Company’s previously disclosed inability to timely file its 2006 Annual Report on Form  10-K with the Securities and Exchange Commission and the Company’s non-payment of interest on its 9-7/8% Senior Subordinated Notes due 2007 discussed below.
The forbearance period expires on July 13, 2007, but could expire earlier if enforcement action is taken by any holder of the Company’s 10-1/2% Senior Notes due 2011 or Senior Subordinated Notes, or if the Company pays any principal or interest on the Senior Subordinated Notes. Among other considerations, including this provision of the forbearance agreement, the scheduled interest payment of approximately $15 million due on the Senior Subordinated Notes on April 16, 2007 will not be paid.
The forbearance agreement also requires that the Company enter into forbearance agreements with respect to defaults under its public indentures with holders of at least a majority of the Senior Notes and at least 75% of the Senior Subordinated Notes by no later than May 14, 2007. A copy of the forbearance agreement will be filed as an exhibit to a Current Report on Form 8-K that the Company will file with the SEC.
Bally also announced today that it is in continued discussions regarding waiver and forbearance arrangements with holders of its Senior Notes and Senior Subordinated Notes. The Company has been advised that certain holders of both series of notes have formed an Ad Hoc Committee and retained Houlihan Lokey Howard & Zukin Capital as financial advisor and Akin Gump Strauss Hauer & Feld, LLP as counsel. The Company and its advisors have met with the advisors to the Ad Hoc Committee and with certain noteholders that have executed confidentiality agreements, and are discussing the terms of waiver and forbearance arrangements. The failure to make the scheduled interest payment on the Senior Subordinated Notes will be a default under the indenture governing those notes and a cross-default under the indenture governing the Senior Notes. The Company has requested that holders of the Senior Subordinated Notes and Senior Notes waive the indenture financial reporting covenant defaults discussed above and forbear from exercising any remedies with respect to the interest payment default until July 13, 2007. The Company does not intend to pay a fee to the noteholders in connection with these waiver and forbearance arrangements. The $300 million of outstanding Senior Subordinated Notes mature in October 2007.
As of April 11, 2007, the Company’s liquidity was approximately $54 million. The Company continues to believe that it has sufficient liquidity to continue operating its business through the end of 2007 and into 2008, excluding the potential impact of the maturity of the Senior Subordinated Notes.
The Company is continuing to work diligently to complete its financial statements for 2006 and file its Annual Report on Form 10-K report for the year ended December 31, 2006.
Don R. Kornstein, Bally’s interim Chairman, said, “We greatly appreciate the support of our senior lenders, since obtaining their forbearance is an important first step in our effort to seek a consensual restructuring and deleveraging of Bally’s balance sheet. We look forward to continuing the discussions with our noteholders, as well as completing our 2006 financial statements.”
About Bally Total Fitness
Bally Total Fitness is among the largest commercial operators of fitness centers in the U.S., with nearly 390 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.
Forward-Looking Statements
Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. In addition, these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are described in filings of the Company with the SEC, including the Notification of Late Filing on Form 12b-25 filed on March 15, 2007.